Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

GERMANTOWN, MD, August 8, 2024 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the second quarter ended June 30, 2024.

Recent Highlights & Accomplishments:

•	Generated revenue of $4.9 million in the second quarter of 2024, representing growth of more than 18% compared to the prior year period
•	FDA review of the 510(k) submission for the next-generation 365-day Eversense® system and operational readiness activities continue to advance for planned fourth quarter 2024 product launch
•	Continued to advance the collaboration with Mercy healthcare system on the first-of-its-kind initiative for a large-scale implementation of Eversense and the launch of our remote patient monitoring service, aimed at improving clinical outcomes and reducing healthcare costs, with initial insertions planned for Q3 2024.
•	Established Eon Care Services, a wholly owned subsidiary of Senseonics, to provide Eversense insertion procedures and training to complement the Nurse Practitioner Group in order to support and expand access to Eversense
•	Began first-in-human testing for the Gemini System, a fully implantable self-powering system designed to include a flash glucose monitor with no on-body component for people with type 2 diabetes

“During the second quarter, the Eversense user base in the U.S. expanded and we advanced key strategic initiatives to position the Company to successfully launch the 365-day Eversense system in the fourth quarter, pending anticipated FDA clearance,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics.  “We are focused on executing the integration of the Eversense CGM + RPM solution with Mercy, preparing for launch of the 365-day Eversense product, and the progression of exciting offerings in our development pipeline. We envision these initiatives serving as the foundation for significant future growth.”

Second Quarter 2024 Results:

Total revenue for the second quarter of 2024 was $4.9 million compared to $4.1 million for the second quarter of 2023. U.S. revenue was $3.0 million in the second quarter of 2024 compared to $1.8 million in the prior year period, and revenue outside the U.S. was $1.9 million in the second quarter of 2024 compared to $2.3 million in the prior year period.

Second quarter 2024 gross profit of $0.3 million decreased from $0.4 million for the second quarter of 2023. The decrease in gross margin was primarily driven by an increase in fixed manufacturing costs compared to the prior year quarter.

Second quarter 2024 sales and marketing and general and administrative expenses increased by $1.5 million year-over-year, to $9.0 million. The increase was primarily driven by expenses to expand commercial initiatives for Eon Care Services and the Mercy collaboration.

Second quarter 2024 research and development expenses decreased by $2.0 million year-over-year, to $10.8 million. The decrease was primarily due to the completion of the 365-day sensor pivotal trial.

Net loss was $20.3 million, or $0.03 per share, in the second quarter of 2024 compared to net loss of $20.4 million, or $0.04 per share, in the second quarter of 2023. Net income increased by $0.1 million due to the reduction in research and development expenses.

Cash, cash equivalents, short-term investments and restricted cash were $84.9 million and outstanding indebtedness was $56.2 million as of June 30, 2024.

Full Year 2024 Financial Outlook

Senseonics continues to expect full year 2024 global net revenue to be in the range of $22 million to $24 million. The full year 2024 financial outlook assumes more than doubling the U.S. new patient starts and increasing the global installed base by approximately 50% in 2024 compared to 2023. Inventory dynamics associated with the 365-day product launch are expected to impact third quarter product sales, with sales expected to accelerate in the fourth quarter based on 365-day product sales and the Mercy collaboration. Cash utilization in 2024 is expected to be consistent with 2023 at approximately $70 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 8, 2024, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics' website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 4740206 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the "Investor Relations" section

A replay of the call can be accessed on Senseonics' website http://www.senseonics.com under "Investor Relations."

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics’ CGM system Eversense® E3 includes a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections, assumptions related to U.S. new patient starts and the global installed base under "Full Year 2024 Financial Outlook," statements regarding the integration of the Eversense CGM and the Eversense RPM solution within the Mercy health care system, the adoption or growth of Eversense, and the potential to enhance patient outcomes and reduce healthcare costs, statements regarding Senseonics’ product pipeline, expected regulatory approvals and timing of the potential commercial launch of the 365-day product, statements regarding strengthening the Eversense® brand, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms with new partners and other third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and a new RPM solution, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and Senseonics' other filings with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,853	$75,709
Restricted cash	318	—
Short term investments, net	49,774	33,747
Accounts receivable, net	1,277	808
Accounts receivable, net - related parties	3,075	3,724
Inventory, net	7,215	8,776
Prepaid expenses and other current assets	6,502	7,266
Total current assets	103,014	130,030
Deposits and other assets	5,241	7,006
Property and equipment, net	3,306	1,184
Total assets	$111,561	$138,220
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,331	$4,568
Accrued expenses and other current liabilities	11,916	11,744
Accrued expenses and other current liabilities, related parties	1,226	945
Note payable, current portion, net	18,642	—
Total current liabilities	33,115	17,257

Long-term debt and notes payables, net	34,202	41,195
Derivative liabilities	—	102
Other liabilities	6,010	6,214
Total liabilities	73,327	64,768

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares authorized and 12,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 1,400,000,000 shares and 900,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 535,277,362 shares and 530,364,237 shares issued and outstanding as of June 30, 2024 and December 31, 2023	535	530
Additional paid-in capital	908,472	904,535
Accumulated other comprehensive loss	(7)	(11)
Accumulated deficit	(908,422)	(869,258)
Total stockholders’ equity	578	35,796
Total liabilities and stockholders’ equity	$111,561	$138,220

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue, net	$778	$437	$1,367	$750
Revenue, net - related parties	4,087	3,689	8,545	7,513
Total revenue	4,865	4,126	9,912	8,263
Cost of sales	4,567	3,709	9,279	7,433
Gross profit	298	417	633	830

Expenses:
Research and development expenses	10,800	12,830	21,238	25,235
Selling, general and administrative expenses	8,991	7,455	17,119	15,173
Operating loss	(19,493)	(19,868)	(37,724)	(39,578)
Other (expense) income, net:
Interest income	1,190	1,311	2,574	2,420
Exchange related gain, net	—	—	—	18,776
Interest expense	(2,085)	(2,310)	(4,133)	(6,962)
Gain on change in fair value of derivatives	102	289	102	6,067
Other (expense) income	(1)	155	17	178
Total other (expense) income, net	(794)	(555)	(1,440)	20,479

Net Loss	(20,287)	(20,423)	(39,164)	(19,099)
Other comprehensive loss
Unrealized (loss) gain on marketable securities	(5)	100	4	558
Other comprehensive (loss) gain	(5)	100	4	558
Total comprehensive loss	$(20,292)	$(20,323)	$(39,160)	$(18,541)

Basic net loss per common share	$(0.03)	$(0.04)	$(0.06)	$(0.04)
Basic weighted-average shares outstanding	616,585,664	567,125,022	615,587,105	532,499,776

Diluted net loss per common share	$(0.03)	$(0.04)	$(0.06)	$(0.04)
Diluted weighted-average shares outstanding	616,585,664	567,125,022	615,587,105	532,499,776